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                                 FORM 8-A/A
                              AMENDMENT NO. 2

                     SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549

               FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                    PURSUANT TO SECTION 12(B) OR (G) OF THE
                      SECURITIES EXCHANGE ACT OF 1934


                                ASHLAND INC.
            (Exact Name of Registrant as Specified in its Charter)

                  KENTUCKY                                       61-0122250
(State of incorporation or organization)                    (I.R.S. Employer
                                                            Identification No.)

   50 E. RiverCenter Boulevard                                 41012-0391
        Covington, Kentucky
 (Address of principal executive offices)                      (Zip Code)

       SECURITIES TO BE REGISTERED PURSUANT TO SECTION 12(B) OF THE ACT:

                                                NAME OF EACH EXCHANGE ON WHICH
TITLE OF EACH CLASS TO BE SO REGISTERED         EACH CLASS IS TO BE REGISTERED
---------------------------------------         -------------------------------

                  None                                       None


If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box. [x]


If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box. [ ]

Securities Act registration statement file number to which this form relates:
N/A

       SECURITIES TO BE REGISTERED PURSUANT TO SECTION 12(G) OF THE ACT:
                                    None
                           (TITLE OF EACH CLASS)


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     The undersigned registrant hereby amends its registration statement on
Form 8-A filed with the Securities and Exchange Commission on May 16, 1996, as follows:

ITEM 1.  DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED.

     Item 1 of the Registration Statement on Form 8-A filed with the Securities and Exchange Commission on May 16, 1996 by the undersigned registrant is hereby amended by adding to the last paragraph of such Item the following:

     On April 27, 2005, Ashland Inc. ("Ashland") executed Amendment No. 2 (the "Rights Agreement Amendment") to the Rights Agreement dated as of May 16, 1996 (as amended by Amendment No. 1 thereto, the "Rights Agreement") between Ashland and National City Bank, as successor to Harris Trust and Savings Bank by appointment, as rights agent (the "Rights Agent"). The Rights Agreement Amendment was entered into to (i) render the Rights (as defined in the Rights Agreement) inapplicable to the transactions (the "Transactions") contemplated by the Master Agreement, dated as of March 18, 2004, as amended as of April 27, 2005, among Ashland, ATB Holdings Inc., a Delaware corporation and a wholly owned subsidiary of Ashland, EXM LLC, a Kentucky limited liability company and a wholly owned subsidiary of ATB Holdings Inc., New EXM Inc., a Kentucky corporation and a wholly owned subsidiary of ATB Holdings Inc., Marathon Oil Corporation, a Delaware corporation, Marathon Oil Company, an Ohio corporation and a wholly owned subsidiary of Marathon Oil Corporation, Marathon Domestic LLC, a Delaware limited liability company and a wholly owned subsidiary of Marathon Oil Corporation, and Marathon Ashland Petroleum LLC, a Delaware limited liability company (the "Master Agreement") and the other Transaction Agreements (as defined in the Master Agreement) and (ii) ensure that (x) none of ATB Holdings Inc., EXM LLC, New EXM Inc., Marathon Oil Corporation, Marathon Oil Company, Marathon Domestic LLC, Marathon Ashland Petroleum LLC nor any other person is an Acquiring Person (as defined in the Rights Agreement) by reason of the execution and delivery of the Master Agreement or any other Transaction Agreement or the consummation of the Transactions,
(y) neither a Distribution Date nor a Business Combination (each as defined in the Rights Agreement) shall occur by reason of the execution and delivery of the Master Agreement or any other Transaction Agreement or the consummation of the Transactions and (z) New EXM Inc. will be substituted for Ashland at the Conversion Merger Effective Time (as defined in the Master Agreement) and the Rights Agreement will continue in effect after such time.

     The Rights Agreement Amendment is attached hereto as Exhibit 4.1.1 and is incorporated herein by reference. The foregoing description of the Rights Agreement Amendment does not purport to be complete and is qualified in its entirety by reference to that Exhibit.

ITEM 2.  EXHIBITS.

     Item 2 of the Form 8-A is hereby amended by adding the following at the end thereof:

4.1.2 Amendment No. 2, dated as of April 27, 2005, to the Rights Agreement, dated as of May 16, 1996, between Ashland Inc., a Kentucky corporation, and National City Bank, a Delaware corporation, as successor to Harris Trust and Savings Bank by appointment, as rights agent.


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                                 SIGNATURES

     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.


                                      ASHLAND INC.


Dated:  April 29, 2005               by: /s/ David L. Hausrath
                                          -----------------------------------
                                          Name:  David L. Hausrath
                                          Title: Senior Vice President, General
                                                 Counsel and Secretary




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EXHIBIT INDEX

Exhibit No.        Description

4.1.2              Amendment No. 2, dated as of April 27, 2005, to the
                   Rights Agreement, dated as of May 16, 1996, between
                   Ashland Inc., a Kentucky corporation, and National City Bank, a Delaware corporation, as successor to Harris Trust and Savings Bank by appointment, as rights agent.





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